Exhibit 10.27

CONTRACT OF SALE

between

HYPERION PARTNERS II L.P.,

as Seller,

and

CAPLEASE, LP

as Purchaser.

-i-

CONTRACT OF SALE

AGREEMENT made as of the 1st day of November, 2004, between HYPERION PARTNERS II L.P., having an office at 50 Charles Lindbergh Boulevard, Suite 500, Uniondale, NY 11553 (“Seller”), and CAPLEASE, LP, a Delaware limited partnership, having an office at 110 Maiden Lane, New York, New York 10005 (“Purchaser”).

The parties hereto covenant and agree as follows:

1.    Sale and Purchase

1.1.   For in consideration of the Purchase Price, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees to sell and transfer to Purchaser and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, all of the rights, title and interest of Seller as beneficiary under that certain Trust Agreement for CA Portsmouth Investment Trust (the “Beneficial Interest”) dated as of August 17, 1998 among Paul H. McDowell, as Administrative Trustee, PNC Bank, Delaware, as Delaware trustee, Mark A. Ferrucci as Independent Trustee and Seller as Beneficiary (the “Trust Agreement”). The trust created by the Trust Agreement shall hereinafter be referred to as the “Trust”. The Trust’s sole asset is a free-standing Walgreen’s located in Portsmouth, Virginia (the “Property”).

2.    Purchase Price

2.1.   The purchase price to be paid by Purchaser to the Seller for the Beneficial Interest (the “Purchase Price”) FOUR MILLION, ONE HUNDRED SIXTY FOUR THOUSAND, NINE HUNDRED, TWELVE DOLLARS, AND 37/100 ($4,164,912.57) and shall be payable as follows:

(a) by check or checks delivered to Seller at the Closing or wire transfer in accordance with the provisions of §2.2:	$ 727,000.00

(b)   assumption of the existing loan from Capital Lease Funding, L.P. to Trust, which is secured by the Property and has an outstanding principal balance of $3,426,946.34 as of October 15, 2004 and accrued interest of $10,966.23 as of November 1, 2004 (the “Loan”), and all documents evidencing, securing or affecting the Loan:
$ 3,437,912.57

Total Purchase Price	$ 4,164,912.57

2.2.  All amounts payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by (a) certified checks of Purchaser, or any person making a purchase money mortgage to Purchaser in connection with this Agreement, drawn on any bank, savings bank, trust company or savings and loan association bank which is a member of the New York Clearing House Association, (b) official bank checks drawn by any such banking institution, in either case of (a) or (b) payable directly to the order of Seller or to such other order as Seller may direct by notice delivered to Purchaser not less than two business days prior to the Closing, or, at Seller’s election, (c) by wire transfer of immediately available federal funds to an account designated by Seller not less than two business days prior to the Closing, except that uncertified checks of Purchaser payable directly to the order of Seller up to the amount of $1,000.00 shall be acceptable for sums payable to Seller at the Closing.

3.    The Closing

3.1.   The closing of the transfer of the Beneficial Interest (the “Closing”) shall take place at the offices of Purchaser, 110 Maiden Lane, New York, New York 10005, or the New York offices of the financial institution which provides financing to Purchaser for the purchase contemplated hereby, or such other office as may be mutually acceptable to Seller and Purchaser, at 10:00 a.m. on or prior to November 1, 2004 (the date of the Closing being herein referred to as the “Closing Date”). Seller and Purchaser agree to use reasonable good faith efforts to close by mail if agreeable.

4.    To be Delivered by Seller at the Closing

At the Closing, Seller will deliver the following to Purchaser (in addition to any items or documents otherwise required by this Agreement):

4.1.   An assignment, executed by Seller, assigning to Purchaser the Beneficial Interest.

5.  To be Delivered by Purchaser at the Closing

At the Closing, Purchaser will deliver (in addition to any items or documents otherwise required by this Agreement) the following to Seller:

5.1.   Checks or wire transfers in payment of the balance of the Purchase Price, subject to closing adjustments.

5.2.   Such other documents as may be reasonably required by Seller or the title insurance company to consummate the transaction contemplated herein.

5.3.   All documents required to be delivered by Purchaser pursuant to this Section 5 and such other documents which are otherwise required to be delivered pursuant to this Agreement, shall be in form and substance reasonably satisfactory to Seller and its counsel.

6.    Expenses & Adjustments

6.1.   Purchaser shall pay all state and/or local transfer and conveyance taxes and the cost of recording all documents required to be recorded by the title company, including, without limitation, mortgage releases, satisfactions and deeds.

6.2.   If required by the Purchaser, Purchaser shall pay the costs of examination of title and any premiums for owner’s or mortgagee’s policies of title insurance to be issued insuring Purchaser’s title to or such mortgagee’s interest in the Property as well as all other title charges, survey expenses, and any and all costs and expenses, if any incident to the recordation of the documents required in order to transfer the Beneficial Interest to the Purchaser.

6.3.   Each party shall pay its own attorneys’ fees in connection herewith.

7.    Representations and Warranties. Seller hereby represents and warrants to Purchaser, which representations and warranties shall survive closing:

7.1.   Seller has not mortgaged, pledged, hypothecated or subjected to any lien, charge or any other encumbrance the Beneficial Interest.

7.2.   Seller, to its actual knowledge and without any inquiry, has not received any written notice of the pendency of any litigation or similar proceeding, which would affect the Property, the Beneficial Interest or the Trust.

7.3.   Seller, to its actual knowledge and without any inquiry, has not received any written notice from any governmental authority that any physical condition exists with respect to the Property which is in violation of any applicable law, ordinance or regulation and which remains uncured.

7.4.   Seller, to its actual knowledge and without any inquiry, has not received any written notice of any condemnation proceeding pending or threatened.

7.5.   Seller has not taken any action which to its actual knowledge created any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise.

8.    Due Diligence

8.1.   Purchaser has ordered an update of the Owner’s Policy issued by Lawyers Title Insurance Corporation on August 20, 1998, Policy Number 136-01-274207 (the “Original Policy”). The parties acknowledge that such update will not be completed until after the Closing. If the update discloses Title Defects (as that term is hereinafter defined) which are not satisfactory to Purchaser, in Purchaser’s reasonable discretion, Purchaser shall send written notice to Seller (the “Title Notice”) on or before the first to occur of 5 days after Purchaser’s receipt of such update or 5:00 p.m. November 30, 2004, which shall specify (i) how such matters constitute Title Defects, (ii) the reasons why such Title Defects are not reasonably satisfactory to Purchaser, and (iii) the curative steps necessary to remove the basis for Purchaser’s disapproval or the basis upon which such matters constitute Title Defects. In the event Purchaser fails to send the Title Notice, Purchaser shall be deemed to have no objections to title and be deemed to have waived its rights under this Section 8.1. In the event the Title Defects are estimated, in writing by Purchaser’s counsel attached to the Title Notice, to cost between $5,000 and $14,999.99, exclusive of attorney’s fees, Purchaser’s sole remedy under this Contract shall be an adjustment to the Purchase Price in the same amount, which Seller shall deliver within 30 business days following receipt by Seller of the Title Notice in the form and manner permitted by Section 2.2. In the event the Title Defects are estimated, in writing by Purchaser’s counsel attached to the Title Notice, to cost $15,000.00 or more, exclusive of attorney’s fees, Seller shall have 30 business days following receipt by Seller of the Title Notice to elect to, in its sole discretion, (a) cure or remove any such Title Defects disclosed in the Title Notice, (b) repurchase the Beneficial Interest for the Purchase Price, or (c) deliver to Purchaser an adjustment to the Purchase Price in the amount of said estimated costs. If Seller elects either of (b) or (c) of the immediately preceding sentence, Seller shall, within 30 business days following receipt by Seller of the Title Notice, deliver the appropriate funds to Purchaser in the form and manner permitted by Section 2.2. For purposes of this Contract, the term “Title Defects” shall not include: (a) any condition (other than environmental) of the Property or the title thereto which existed on March 31, 2000, whether or not the same appeared on Schedule B of the Original Policy; and (b) any condition (other than environmental) of the Property or title thereto, which does not preclude the present use of the Property.

8.2   Purchaser has ordered an environmental assessment of the Property (the “Environmental Assessment”). The parties acknowledge that the Environmental Assessment will not be completed until after the Closing. If the Environmental Assessment discloses any matters (“Environmental Issues”) which are not satisfactory to Purchaser, in Purchaser’s reasonable discretion, Purchaser shall send written notice to Seller (the “Environmental Notice”) on or before the first to occur of 5 days after Purchaser’s receipt of the Environmental Assessment or 5:00 p.m. November 30, 2004, which shall specify the reason the Environmental Issues are not satisfactory to Purchaser. In the event Purchaser fails to send Environmental Notice, Purchaser shall be deemed to have no objections to the environmental condition of the Property and be deemed to have waived its rights under this Section 8.2. Seller shall have 10 business days following receipt by Seller of the Environmental Notice to repurchase the Beneficial Interest for the Purchase Price.

8.3.   Except as expressly provided in this Contract, the Seller makes no representations and warranties with respect to the Beneficial Interest or to the Property and Purchaser agrees that they are being purchased “as-is”.

9.    Brokerage

9.1.   Purchaser and Seller each warrant and represent to the other that neither has dealt or negotiated with any broker in connection with the within transaction. Purchaser shall, and hereby does agree to, indemnify and hold Seller harmless from and against any and all claims, demands or causes of action or other liability against Seller arising from or pertaining to any brokerage commission fee, cost or other expense, which may be due any broker with whom Purchaser has dealt. Seller shall, and hereby does agree to, indemnify and hold Purchaser harmless from and against any and all claims, demands or causes of action or other liability against Purchaser arising from or pertaining to any brokerage commission fee, cost or other expense, which may be due any broker with whom Seller has dealt. The representations, warranties and indemnity contained in this Section 9 shall survive the Closing and the delivery of the instruments contemplated hereunder, or if the Closing does not occur, the termination of this Agreement.

10.   Notices

10.1.   All notices, demands and requests required to be given or which may be given hereunder shall be in writing and shall be deemed to have been properly given if delivered personally or sent by prepaid registered or certified mail, or nationally recognized overnight courier, or by telecopier addressed as set forth below, or as Seller, or Purchaser shall otherwise have given notice as herein provided.

If to Seller:

Hyperion Partners II L.P.
50 Charles Lindbergh Blvd, Suite 500
Uniondale, New York 11553
Attention: Mr. Robert A. Perro
Telecopier No.: 516-745-6787

If to Purchaser:

Caplease, LP
110 Maiden Lane
New York, New York 10005
Attention: Mr. Michael J. Heneghan
Telecopier No.: 212-217-6301

11.   General

11.1.   No waiver of any party to any breach hereunder shall be deemed a waiver of any other or subsequent breach.

11.2.   This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

11.3.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns.

11.4.   All understandings and agreements heretofore had between the parties hereto are merged into this Agreement, which alone fully and completely expresses all of the terms agreed upon between the parties with respect to the subject matter hereof.

11.5.   This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

11.6.   The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or the provisions hereof.

11.7.   This Agreement may be executed in one or more counterparts.

11.8.   In the event one or more of the provisions of this Agreement are deemed unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect.

11.9.   Unless otherwise expressly stated, this Agreement shall terminate upon the earlier of the Closing or notice from one party to the other providing for the canceling of the Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

HYPERION PARTNERS II L.P.

By:Hyperion Ventures II L.P., its general partner

By: Hyperion Funding II Corp., its general partner

By:
Name:
Title:

PURCHASER:

CAPLEASE, LP, a Delaware limited partnership

By:	CLF OP General Partner, LLC, a Delaware limited liability company, its general partner

By: Capital Lease Funding, Inc., a Maryland corporation, its sole member

By: /s/ Robert C. Blanz
Name: ROBERT BLANZ
Title: Senior Vice President

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

HYPERION PARTNERS II L.P.

By:Hyperion Ventures II L.P., its general partner

By: Hyperion Funding II Corp., its general partner

By:	/s/ Scott A. Shay
Name: SCOTT A. SHAY
Title: EXECUTIVE VICE PRESIDENT

PURCHASER:

CAPLEASE, LP, a Delaware limited partnership

By:	CLF OP General Partner, LLC, a Delaware limited liability company, its general partner

By: Capital Lease Funding, Inc., a Maryland corporation, its sole member

By:
Name:
Title